Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Dow Jones Industrial Average TM (ticker: “INDU”), Nasdaq - 100 Index ® (ticker: “NDX”), and Russell 2000 ® Index (ticker: “RTY”) Pricing date: January 8, 2021 Valuation dates: Semiannually Maturity date: January 11, 2024 Automatic early redemption: If on any valuation date the closing value of the worst performer is greater than or equal to its autocall barrier value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: 5.25% times the number of valuation dates having elapsed CUSIP / ISIN: 17328YEL4 / US17328YEL48 Autocall barrier value: 95% of its initial underlying value, for each underlying Final barrier value: 70% of its initial underlying value, for each underlying Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its autocall barrier value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its autocall barrier value but greater than or equal to its final barrier value : $1,000 • If the final underlying value of the worst performer is less than its final barrier value: $1,000 + [$1,000 × underlying return of worst performer] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its final barrier value, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated December 31 , 2020 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Securities Linked to the Worst of INDU, NDX and RTY Hypothetical Interim Payment per Security ** Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,315.00 75.00% $1,315.00 50.00% $1,315.00 25.00% $1,315.00 - 5.00% $1,315.00 - 10.00% $1,000.00 - 30.00% $1,000.00 - 30.01% $699.90 - 50.00% $500.00 - 100.00% $0.00 Assumes the securities have not been automatically redeemed prior to maturity Valuation Date on which Worst Performer Exceeds Autocall Barrier Value Premium Hypothetical Redemption July 8, 2021 5.25% $1,052.50 January 10, 2022 10.50% $1,105.00 July 8, 2022 15.75% $1,157.50 January 9, 2023 21.00% $1,210.00 July 10, 2023 26.25% $1,262.50 Hypothetical Payment at Maturity per Security If the closing value of the worst performer is not greater than or equal to its autocall barrier value on any of the valuation dates, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium. B C D A

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performer has declined from its initial underlying value. • Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the closing value of the worst performing underlying on one of the valuation dates is greater than or equal to its autocall barrier value, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing value of the worst performing underlying on that valuation date may exceed its initial underlying value. Accordingly, any premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in any or all of the underlyings . • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.